Pricing Sheet dated October 25, 2010 relating to

Amended Preliminary Pricing Supplement No. 2010-MTNDD638

dated September 27, 2010 and Offering Summary

No. 2010-MTNDD638 dated September 27, 2010

Registration Statement Nos. 333-157386 and 333-157386-01

Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

1,171,000 Equity-Linked Notes Based on the Value of the

Dow Jones Industrial AverageSM due October 27, 2016

F I N A L T E R M S – O C T O B E R 2 5, 2 0 1 0
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the return of the stated principal amount of your investment at maturity is not guaranteed, you may receive a payment at maturity with a value less than the amount you initially invest.
Aggregate principal amount:	$11,710,000
Stated principal amount:	$10 per note
Issue price:	$10 per note (see “Underwriting fee and issue price” below)
Pricing date:	October 25, 2010
Original issue date:	October 28, 2010
Valuation date:	October 24, 2016, subject to adjustment for non-basket determination dates and certain market disruption events.
Maturity date:	October 27, 2016
Principal due at maturity:	Full stated principal amount due at maturity.
Interest:	None
Underlying index:	The Dow Jones Industrial AverageSM
Underlying index publisher:	Dow Jones & Company, Inc.
Payment at maturity:

The payment at maturity per $10 note will equal:

$10 + note return amount, if any, subject to the maximum payment at maturity.

In no event will the payment at maturity be less than $10 or greater than the maximum payment at maturity per note.

Note return amount:	(i) $10 times (ii) the index percent change, provided that the note return amount will not be less than $0 and will be subject to the maximum return limit.
Maximum return limit:	$5.00 (50% of $10 per note).
Maximum payment at maturity:	$15.00 per note (150% of the stated principal amount per note).
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	11,164.05, the index closing value on the pricing date.
Final index value:	The index closing value on the valuation date.
Call right:	The notes are not callable prior to the maturity date.
Listing:	The notes will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in the related offering summary.

Underwriting fee and issue price:	Price to Public(1)	Underwriting Fee(1)(2)	Proceeds to Issuer
Per note	$10.0000	$0.3500	$9.6500
Total	$11,710,000	$409,850	$11,300,150

(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $9.9000 per note. Please see “Syndicate Information” on page 7 of the related offering summary for further details.

(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $0.3500 for each note they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $0.3500 for each note they sell. Certain other broker-dealers affiliated with Citigroup Global Markets, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a concession, and Financial Advisors employed by Citigroup Global Markets will receive a fixed sales commission, of $0.3500 for each note they sell. See “Fees and selling concessions” on page 6 of the related offering summary. This selling concession may be reduced for volume purchase discounts depending on the aggregate amount of the notes purchased by an investor. See “Syndicate Information” on page 7 of the related offering summary.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE OFFERING SUMMARY DESCRIBING THE OFFERING, THE RELATED PRICING SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Offering Summary filed on September 28, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510218168/dfwp.htm

Amended Preliminary Pricing Supplement, Subject to Completion, filed on September 27, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510217877/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR

ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.